Exhibit 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
     Michael O. Moore
     Executive Vice President
     Chief Financial Officer
     704-551-7201

CATO REPORTS PRELIMINARY 4Q EPS UP 52%
PRELIMINARY FULL YEAR EPS UP 26%

Results Include Estimated Lease-Related Accounting Adjustments

Charlotte, NC (March 15, 2005) – The Cato Corporation (NYSE: CTR) today reported preliminary net income for the fourth quarter and year ended January 29, 2005. The preliminary results for fourth quarter and full year 2004 include the estimated effect of a correction in lease accounting the Company is reviewing and is discussed below. Similarly, the percentage changes from the prior year reflect the estimated effect of a correction in lease accounting in 2003. For the fourth quarter 2004, preliminary net income was $8.0 million or $.38 per diluted share. Fourth quarter 2004 net income increased 54% and earnings per diluted share increased 52% versus the estimated revised fourth quarter 2003. Preliminary full year 2004 net income was $34.6 million or $1.65 per diluted share. Full year 2004 net income increased 12% and earnings per diluted share increased 26% versus the estimated revised full year 2003.

Sales for the fourth quarter were $207.9 million, as compared to sales of $193.1 million for the fourth quarter last year. Total sales for the fourth quarter increased 8% and comparable store sales increased 3%. Sales for the year were $773.8 million as compared to 2003 sales of $731.8 million. For the year, total sales increased 6% and comparable store sales were flat to the prior year.

“In 2004 we exceeded our goal of 10% annual earnings growth, opened 80 new stores, improved the structure of our merchandising organization, and continued investing in technology for greater efficiency throughout our business,” said John Cato, Chairman, President and Chief Executive Officer.

8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

LEASE ACCOUNTING PRACTICES

Like many other retailers, the Company announced a review of its lease accounting practices as a result of a clarification issued on February 7, 2005 by the Securities and Exchange Commission. The Company has completed an initial assessment of the impact of correcting its lease accounting practices. Based on an initial assessment on March 14, 2005, management and the Audit Committee of the Board of Directors determined that previously issued consolidated financial statements should not be relied upon.

The Company’s estimated adjustments resulting from this review reduced full year 2004 and 2003 earnings by $.02 per diluted share per year and reduced fourth quarter 2004 and 2003 earnings each by $.01 per diluted share. For prior full years, the Company estimates a reduction of $.01 to $.03 per diluted share per year. These estimates are subject to change as the Company completes its internal review and its independent auditors complete the audit of the Company’s financial statements.

The Company corrected its lease accounting practices to recognize lease expense and landlord allowances on a straight-line basis over the expected lease term beginning on the landlord turnover date, including cancelable lease renewal periods that are determined to be reasonably assured of being renewed.

The final impact of the lease accounting correction for full year 2004 and 2003 will be included when the Company files its restated financial statements within its fiscal year 2004 Form 10-K filing. Historical and future cash flows will not be impacted by these corrections.

2004 HIGHLIGHTS

For 2004, preliminary gross margin increased 120 basis points to 31.6% of sales; selling, general and administrative expenses increased 40 basis points to 24.2% of sales; and preliminary net income increased to 4.5% of sales.

8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

During 2004, the Company:

•	Returned $14.2 million in dividends to shareholders. The Company’s annualized dividend of $.70 per share increased 9% in 2004, representing a yield of more than 2% at the current share price;

•	Continued its geographic expansion and opened stores in one new state while adding stores in states entered in recent years;

•	Opened 80 stores, relocated 29 stores and closed five stores;

•	Continued to leverage the product development and direct sourcing functions to offer more proprietary designs, to provide greater style and color consistency across all merchandise categories; and

•	Implemented a number of new profit improvement initiatives.

The Company will provide guidance for estimated 2005 earnings once 2004 results are finalized.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions: “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of January 29, 2005, the Company operated 1,177 stores in 29 states, compared to 1,102 stores in 28 states as of January 31, 2004. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for 2004, including various components of net income are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions, inventory risks due to shifts in market demand and revision of preliminary results upon completion of the Company’s review of necessary lease accounting corrections. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JANUARY 29, 2005 AND JANUARY 31, 2004
(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended
	January 29,	%	January 31,	%	January 29,	%	January 31,	%
	2005	Sales	2004	Sales	2005	Sales	2004	Sales

REVENUES
Retail sales	$207,937	100.0%	$193,077	100.0%	$773,809	100.0%	$731,770	100.0%
Other income (principally finance, late fees and layaway charges)	4,068	2.0%	3,858	2.0%	15,795	2.0%	15,497	2.1%

Total revenues	212,005	102.0%	196,935	102.0%	789,604	102.0%	747,267	102.1%

GROSS MARGIN (Memo)	63,368	30.5%	52,610	27.2%	244,500	31.6%	222,419	30.4%

COSTS AND EXPENSES, NET
Cost of goods sold	144,569	69.5%	140,467	72.8%	529,309	68.4%	509,351	69.6%
Selling, general and administrative	50,333	24.2%	43,383	22.5%	187,592	24.2%	174,202	23.8%
Depreciation	5,187	2.5%	4,969	2.6%	20,397	2.6%	18,695	2.6%
Interest expense	205	0.1%	166	0.0%	717	0.1%	306	0.0%
Interest and other income	(901)	-0.4%	(258)	-0.1%	(2,739)	-0.3%	(3,614)	-0.5%

Cost and expenses, net	199,393	95.9%	188,727	97.8%	735,276	95.0%	698,940	95.5%

Income Before Income Taxes	12,612	6.1%	8,208	4.2%	54,328	7.0%	48,327	6.6%

Income Tax Expense	4,578	2.2%	2,980	1.5%	19,721	2.5%	17,543	2.4%

Net Income	$8,034	3.9%	$5,228	2.7%	$34,607	4.5%	$30,784	4.2%

Basic Earnings Per Share	$0.39		$0.26		$1.68		$1.33

Basic Weighted Average Shares	20,672,264		20,445,519		20,584,262		23,140,581

Diluted Earnings Per Share	$0.38		$0.25		$1.65		$1.31

Diluted Weighted Average Shares	21,120,862		20,798,962		20,985,374		23,559,541

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